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                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-17963

                            U.S. Environmental, Inc.
            ________________________________________________________
             (Exact name of registrant as specified in its charter)

             14000 No. 94th Street, Suite 1182, Scottsdale, AZ 85260
  _____________________________________________________________________________
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
      ____________________________________________________________________
       (Titles of all other classes of securities for which a duty to file reports under section I3(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


  Rule 12g-4(a)(1)(i)  [X]                       Rule  12h-3(b)(1)(i)  |_|
  Rule 12g-4(a)(1)(ii) |_|                       Rule  12h-3(b)(1)(ii) |_|
  Rule 12g-4(a)(2)(i)  |_|                       Rule  12h-3(b)(2)(i)  |_|
  Rule 12g-4(a)(2)(ii) |_|                       Rule  12h-3(b)(2)(ii) |_|
                                                 Rule  15d-6           |_|

________________________________________
     Approximate number of holders of record as of the certification or notice date:

    Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

           Date: September 7, 2005 By: /s/ Angelo J. Panzarella
                                       ----------------------------------
                                           Angelo J. Panzarella, Director

Instruction:: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC2069(12-04)      Persons  who  respond  to  the   collection  of  information
                    contained  in this form are not  required to respond  unless
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